Exhibit 10.25

Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”) dated as of [________], 2025 (the “Effective Date”), is entered into by and between Welsbach Technology Metals Acquisition Corp., a Delaware corporation to be renamed Evolution Metals & Technologies Corp. (the “Company”) and [____________] (the “Executive”). The Company and Executive may collectively be referred to as the “Parties” and each individually as a “Party”.

WHEREAS, the Company now desires to employ the Executive as the [______________] of the Company and the Executive desires to serve in such capacity, subject to the terms and conditions herein;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

Section 1. Employment.

(a)	Term. The term of this Agreement (the “Initial Term”) shall begin as of the Effective Date and shall end on the earlier of (i) the third anniversary of the Effective Date and (ii) the time of the termination of the Executive’s employment in accordance with Section 3. On the third anniversary of the Effective Date, and on each one-year anniversary thereafter, unless the Term (as defined below) has ended pursuant to Section 3, the Term shall automatically be extended for one year (each one-year extension, a “Renewal Term” and together with the Initial Term, the “Term”), unless either the Company or Executive provides notice to the other Party of their desire to not so renew the Initial Term or Renewal Term (as applicable) at least sixty (60) days prior to the expiration of the then-current Initial Term or Renewal Term, as applicable. Executive’s employment with the Company shall be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason. Any contrary representations that may have been made to Executive are superseded by this Agreement.

(b)	Position and Duties.

(i)	Executive shall serve as the [____________] of the Company. Executive shall report to [the Board of Directors of the Company (the “Board”)] / [the Chief Executive Officer of the Company (the “CEO”)]. The Executive shall have such duties, responsibilities and authority as are consistent with Executive’s position, subject to the power of [the Board] / [the CEO] to expand or limit such duties, responsibilities and authority, either generally or in specific instances.

(ii)	During the Term, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company and its Affiliates (as defined below). During the Term, it will not be a violation of this Agreement for Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities described in clauses (A), (B) and (C) do not interfere with the performance of Executive’s responsibilities in accordance with this Agreement.

Section 2. Compensation and Other Benefits. As compensation for the services to be rendered hereunder, during the Term the Company shall pay to the Executive the salary and bonuses, and shall provide the benefits, as set forth in this Section 2.

(a)	Base Salary. The Company shall pay to the Executive an annual base salary of $[_______________], payable in installments based on the Company’s payroll practices as may be in effect from time to time, commencing on the Effective Date (as the same may be adjusted herein, the “Base Salary”).

(b)	Bonus. The Executive shall be eligible to receive any discretionary or other bonuses as determined from time to time by the Board or an authorized committee thereof.

(c)	Employee Benefits. During the Term, the Executive shall be eligible to participate in the employee benefit plans, programs, and policies as may be in effect from time to time to the extent the Company provides similar benefits to similarly situated officers, subject to the terms of such employee benefit plans, programs, and policies.

(d)	Vacation. During the Employment Period, Executive shall be entitled to paid vacation during each calendar year, consistent with the Company’s policies then applicable to executive officers.

(e)	Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of Executive’s duties hereunder and in accordance with the Company’s expense reimbursement policies and procedures.

Section 3. Termination.

(a)	Definition of Cause. For purposes hereof, “Cause” shall mean:

(i)	a violation of any material written rule or policy of the Company;

(ii)	any use or misappropriation by Executive of the funds, assets or property of the Company or its subsidiaries or Affiliates for any personal or other improper purpose;

(iii)	misconduct by the Executive which, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or its subsidiaries or Affiliates;

(iv)	the Executive’s indictment for a felony or a crime involving moral turpitude;

(v)	the Executive’s gross negligence in the performance of Executive’s duties and responsibilities as described in this Agreement;

(vi)	a material breach by Executive of this Agreement which has not been cured within 10 days of written notice thereof from the Board to the Executive of the specific nature of such breach notice; or

(vii)	the Executive’s material failure to perform Executive’s duties and responsibilities to the Company as described in this Agreement or to substantially perform the lawful instructions of the person(s) to whom Executive reports (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), in either case, after written notice from the Board to the Executive of the specific nature of such material failure and the Executive’s failure to cure such material failure within 10 days following receipt of such notice.

(b)	Definition of Good Reason. For purposes hereof, “Good Reason” shall mean, in the absence of the prior written consent of Executive:

(i)	A material diminution in Executive’s duties, authorities or responsibilities;

(ii)	A material reduction of Executive’s base salary, other than an across-the-board reduction affecting all similarly situated executives;

(iii)	the relocation of the Executive’s primary workplace beyond a 50-mile radius from such workplace;

(iv)	a material breach by the Company of this Agreement; or

(v)	at any time following a Change of Control (as defined below), a material diminution by the Company of compensation and benefits (taken as a whole) provided to Executive immediately prior to the Change of Control;

provided, however, that Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) Executive has notified the Company in writing describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (B) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice and (C) the termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event.

(c)	Definition of Change of Control. A “Change of Control” shall be deemed to have occurred if, after Effective Date, one of the following events occurs:

(i)	the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act; provided, however, that for purposes of this Section 3(c)(i), the following acquisitions will not be deemed to result in a Change of Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in Section 3(c)(ii)), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 3(c)(iii); provided, further, that if any person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 50% as a result of a transaction described in clause (A) or (B) above, and such person subsequently acquires beneficial ownership of additional voting securities of parent, such subsequent acquisition shall be treated as an acquisition that causes such person to own 50% or more of the Outstanding Voting Securities;

(ii)	individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board” as modified by this Section 3(c)(ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by the Company’s stockholders of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 3(c)(iii).

(d)	Termination by the Company. The Company may terminate the Term and Executive’s employment hereunder at any time, with or without Cause, subject to the terms and conditions herein.

(i)	For Cause. In the event that the Company terminates the Term or Executive’s employment hereunder with Cause, then in such event: (A) the Company shall pay Executive the aggregate of the following amounts: (x) Executive’s Base Salary through the date of termination to the extent not theretofore paid, and (y) Executive’s business expenses that are reimbursable pursuant to Section 2(d) but have not been reimbursed by the Company as of the termination date, all of which shall be paid in a lump sum in cash within 30 days following the termination date (or earlier, if required by applicable law); (B) to the extent not theretofore paid or provided, the Company will timely pay or provide to Executive any Other Benefits (as defined in Section 3(i)) in accordance with the terms of the underlying plans or agreements (the benefits described in subclauses (A) and (B), the “Accrued Obligations”); and (C) the Company shall have no further obligation to Executive under this Agreement other than as set forth in this Section 3(d)(i).

(ii)	Without Cause. In the event that the Company terminates the Term or Executive’s employment hereunder without Cause (and other than due to death or total disability (as defined below)), then in such event, (A) the Company shall provide to Executive the Accrued Obligations (payable as described in Section 3(d)(i)) and any earned but unpaid bonus for the year prior to the year of termination, which annual bonus shall be paid within 30 days following the termination date (or earlier, if required by applicable law); (B) the Company shall pay to Executive, in one lump sum, an amount equal to the product of one multiplied by Executive’s annual Base Salary, which amount shall be paid on the 61st day following the termination date, subject to Section 13(b); and (C) the Company shall have no further obligation to Executive under this Agreement other than as set forth in this Section 3(d)(ii). For the avoidance of doubt, non-renewal of the Term pursuant to Section 1(a) will not constitute a termination of Executive’s employment without Cause.

(e)	Termination by the Executive. The Executive may terminate the Term and resign from Executive’s employment hereunder at any time, with or without Good Reason.

(i)	With Good Reason. In the event that Executive terminates the Term with Good Reason, (A) the Company shall provide to Executive the Accrued Obligations (payable as described in Section 3(d)(i)) and any earned but unpaid bonus for the year prior to the year of termination, which annual bonus shall be paid within 30 days following the termination date (or earlier, if required by applicable law); (B) the Company shall pay to Executive, in one lump sum, an amount equal to the product of one multiplied by Executive’s annual Base Salary, which amount shall be paid on the 61st day following the termination date, subject to Section 13(b); and (C) the Company shall have no further obligation to Executive under this Agreement other than as set forth in this Section 3(d)(ii).

(ii)	Without Good Reason. In the event that Executive terminates the Term without Good Reason, the Company shall (A) pay to Executive the amounts, and Executive shall be entitled, to such benefits, that would have been payable to Executive or which Executive would have received had the Term and Executive’s employment been terminated by the Company with Cause pursuant to Section 3(d)(i) and (B) have no further obligation to the Executive under this Agreement other than as set forth in this Section 3(e)(ii).

(f)	Termination by Death or Disability. In the event of the Executive’s death or total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) during the Term, the Term and Executive’s employment shall terminate on the date of death or total disability. In the event of such termination, the Company’s sole obligations hereunder to the Executive (or the Executive’s estate) shall be for (i) the Accrued Obligations (payable as described in Section 3(d)(i)) and any earned but unpaid annual bonus for the year prior to the year of termination, which annual bonus shall be paid within 30 days following the termination date (or earlier, if required by applicable law), and (ii) a pro-rata portion of Executive’s bonus for the year of termination based on actual performance for the full performance period, which pro-rata bonus shall be paid to Executive or Executive’s estate, as applicable, at the same time as such bonus is paid to senior executives generally.

(g)	Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under clause (B) of Section 3(d)(ii) or clause (B) of Section 3(e)(i), as applicable, unless (i) prior to the 60th day following the date or Executive’s termination of employment, Executive executes a release of claims against the Company and its Affiliates in a form provided by the Company (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release.

(h)	Resignation. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to resign from any position as an officer, director, or fiduciary of the Company and any related entities.

(i)	Non-Exclusivity of Rights. Amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its Affiliates at or subsequent to the date of Executive’s termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of the Company or its Affiliates.

Section 4. Limitation on Payments Under Certain Circumstances. Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, in the event that it shall be determined that any payment or benefit to be provided by the Company to Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by Executive (a “Payment”) in connection with or as a result of any event which is deemed by the U.S. Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company and subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Payments, whether under this Agreement or otherwise, shall be reduced so that the Payments, in the aggregate, are reduced to the greatest amount that could be paid to Executive without giving rise to any Excise Tax; provided that in the event that Executive would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, Executive shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, receive all Payments and pay any applicable Excise Tax. All determinations under this Section 4 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 4 shall take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). If the Payments are to be reduced pursuant to this Section 4, the Payments shall be reduced in the following order: (a) Payments which do not constitute “nonqualified deferred compensation” subject to Section 409A of the Code shall be reduced first; and (b) all other Payments shall then be reduced, in each case as follows: (i) cash payments shall be reduced before non-cash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Section 5. Post-Termination Assistance. Upon and following the Executive’s termination of employment with the Company, the Executive agrees to fully cooperate in all matters relating to the winding up or pending work on behalf of the Company and its Affiliates and the orderly transfer of work to other employees of the Company and its Affiliates following any termination of the Executives’ employment. The Executive further agrees that Executive will provide, upon reasonable notice, such information and assistance to the Company and its Affiliates as may reasonably be requested by the Company in connection with any audit, governmental investigation, litigation, or other dispute in which the Company or its Affiliates is or may become a party and as to which the Executive has knowledge; provided, however, that the Company agrees to reimburse the Executive for any reasonable related out-of-pocket expenses, including travel expenses.

Section 6. No Mitigation; Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company or its Affiliates may have against Executive to the extent such set-off or other action does not violate Section 409A of the Code.

Section 7. Confidentiality

(a)	Definition. For purposes of this Agreement, “Confidential Information” shall mean all Company Work Product (as hereinafter defined) and all non-public written, electronic, and oral information or materials of the Company and its Affiliates communicated to or otherwise obtained by Executive in connection with this Agreement, which is related to the products, business and activities of the Company, its Affiliates (as defined below), and subsidiaries, and their respective customers, clients, suppliers, and other entities with which such party does business, including: (i) all costing, pricing, technology, software, documentation, research, techniques, procedures, processes, discoveries, inventions, methodologies, data, tools, templates, know how, intellectual property, employee evaluations and performance and all other proprietary information of the Company and its Affiliates; (ii) the terms of this Agreement; and (iii) any other information identified as confidential in writing by the Company and its Affiliates. Confidential Information shall not include information that: (a) was lawfully known by Executive without an obligation of confidentiality before its receipt from the Company and its Affiliates; (b) is independently developed by Executive without reliance on or use of Confidential Information; (c) is or becomes publicly available without a breach by Executive of this Agreement; or (d) is disclosed to Executive by a third party which is not required to maintain its confidentiality. An “Affiliate” of person shall mean any entity directly or indirectly controlling, controlled by, or under common control with, such person.

(b)	Company Ownership. The Company and its Affiliate, as applicable, shall retain all right, title, and interest to the Confidential Information, including all copies thereof and all rights to patents, copyrights, trademarks, trade secrets and other intellectual property rights inherent therein and appurtenant thereto. Subject to the terms and conditions of this Agreement, the Company hereby grants Executive a non-exclusive, non-transferable, license during the Term to use any Confidential Information solely to the extent that such Confidential Information is necessary for the performance of Executive’s duties hereunder. Executive shall not, by virtue of this Agreement or otherwise, acquire any proprietary rights whatsoever in Confidential Information, which shall be the sole and exclusive property and confidential information of the Company or its Affiliate, as applicable. No identifying marks, copyright or proprietary right notices may be deleted from any copy of Confidential Information. Nothing contained herein shall be construed to limit the rights of the Company and its Affiliates from performing similar services for, or delivering the same or similar deliverable to, third parties using the Confidential Information and/or using the same personnel to provide any such services or deliverables.

(c)	Confidentiality Obligations. Executive agrees to hold the Confidential Information in confidence and not to copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose such Confidential Information to any person or entity or to use the Confidential Information for any purposes whatsoever, without the express written permission of the Company, other than disclosure to Executive’s, partners, principals, directors, officers, employees, subcontractors and agents on a “need-to-know” basis as reasonably required for the performance of Executive’s obligations hereunder or as otherwise agreed to herein. Executive shall be responsible to the Company for any violation of this Section 7 by Executive’s employees, subcontractors, and agents. Executive shall maintain the Confidential Information with the same degree of care, but no less than a reasonable degree of care, as Executive employs concerning its own information of like kind and character. Executive’s obligations in this Section 7(c) with regard to (A) trade secrets will continue for so long as such information remains trade secrets under applicable law and (B) the Company’s and its Affiliates’ confidential information will continue for ten (10) years following Executive’s termination of employment from the Company.

(d)	Required Disclosure. If Executive is requested to disclose any of the Confidential Information as part of an administrative or judicial proceeding, Executive shall, to the extent permitted by applicable law, promptly notify the Company of that request and cooperate with the Company, at the Company’s expense, in seeking a protective order or similar confidential treatment for the Confidential Information. If no protective order or other confidential treatment is obtained, Executive shall disclose only that portion of Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information which is required to be disclosed.

(e)	Enforcement. Executive acknowledges that the Confidential Information is unique and valuable, and that remedies at law will be inadequate to protect the Company from any actual or threatened breach of this Section 7 by Executive and that any such breach would cause irreparable and continuing injury to the Company. Therefore, Executive agrees that the Company shall be entitled to seek equitable relief with respect to the enforcement of this Section 7 without any requirement to post a bond, including, without limitation, injunction and specific performance, without proof of actual damages or exhausting other remedies, in addition to all other remedies available to the Company at law or in equity. For greater clarity, in the event of a breach or threatened breach by Executive of any of the provisions of this Section 7, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, the Company shall be entitled to a permanent injunction or other like remedy in order to prevent or restrain any such breach or threatened breach by Executive, and Executive agrees that an interim injunction may be granted against Executive immediately on the commencement of any action, claim, suit or proceeding by the Company to enforce the provisions of this Section 7, and Executive further irrevocably consents to the granting of any such interim or permanent injunction or any like remedy. If any action at law or in equity is necessary to enforce the terms of this Section 7, Executive, if it is determined to be at fault, shall pay the Company’s reasonable legal fees and expenses on a substantial indemnity basis.

(f)	Related Duties. Executive shall: (i) promptly deliver to the Company upon the Company’s request all materials in Executive’s possession which contain Confidential Information; (ii) use its best efforts to prevent any unauthorized use or disclosure of the Confidential Information; (iii) notify the Company in writing immediately upon discovery of any such unauthorized use or disclosure; and (iv) cooperate in every reasonable way to regain possession of any Confidential Information and to prevent further unauthorized use and disclosure thereof.

(g)	Legal Exceptions. Nothing in this Agreement or otherwise (i) limits Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, The Sarbanes-Oxley Act of 2002 or any comparable legislation in non-U.S. jurisdictions) or (ii) prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act or to any comparable government agencies pursuant to applicable legislation in non-U.S. jurisdictions.

(h)	Limitation. Except as specifically set forth herein, no licenses or rights under any patent, copyright, trademark, or trade secret are granted by the Company to Executive hereunder, or are to be implied by this Agreement. Except for the restrictions on use and disclosure of Confidential Information imposed in this Agreement, no obligation of any kind is assumed or implied against either Party or their Affiliates by virtue of meetings or conversations between the Parties hereto with respect to the subject matter stated above or with respect to the exchange of Confidential Information. Each Party further acknowledges that this Agreement and any meetings and communications of the Parties and their Affiliates relating to the same subject matter shall not: (i) constitute an offer, request, invitation or contract with the other Party to engage in any research, development or other work; (ii) constitute an offer, request, invitation or contract involving a buyer-seller relationship, joint venture, teaming or partnership relationship between the Parties and their Affiliates; or (iii) constitute a representation, warranty, assurance, guarantee or inducement with respect to the accuracy or completeness of any Confidential Information or the non-infringement of the rights of third persons.

(i)	U.S. Defend Trade Secrets Act Notice of Immunity. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

Section 8. Intellectual Property Rights.

(a)	Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any invention, whether or not patentable, know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or any copyrightable or patentable works. Executive agrees to disclose promptly in writing to the Company, or any person designated by the Company, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Executive in the course of any work performed for the Company or any of its Affiliates (“Company Work Product”). Executive agrees (a) to use Executive’s best efforts to maintain such Company Work Product in trust and strict confidence; (b) not to use Company Work Product in any manner or for any purpose not expressly set forth in this Agreement; and (c) not to disclose any such Company Work Product to any third party without first obtaining the Company’s express written consent on a case-by-case basis.

(b)	Ownership of the Company Work Product. Executive agrees that any and all Company Work Product conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be deemed “work for hire” under applicable law and shall be the sole and exclusive property of the Company.

(c)	Assignment of the Company Work Product. Executive irrevocably assigns to the Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Except as set forth below, Executive retains no rights to use the Company Work Product and agrees not to challenge the validity of the Company’s ownership in the Company Work Product. Executive hereby grants to the Company a perpetual, non-exclusive, fully paid-up, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and display in any form or medium whether now known or later developed, distribute, make, use and sell any and all Executive owned or controlled Work Product or technology that Executive uses to complete the services and which is necessary for the Company to use or exploit the Company Work Product.

(d)	Assistance. Executive agrees to cooperate with the Company or its designee(s), both during and after the Term, in the procurement and maintenance of the Company’s rights in Company Work Product and to execute, when requested, any other documents deemed necessary by the Company to carry out the purpose of this Agreement. Executive will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to the Company Work Product in any and all countries. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate Executive at a reasonable rate to be mutually agreed upon after such termination for the time actually spent by Executive at the Company’s request on such assistance.

(e)	Execution of Documents. In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document requested by the Company pursuant to this Section 8 within seven (7) days of the Company’s initial request to Executive, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and on its behalf solely to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 8 with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assignable hereunder to the Company.

(f)	Executive Representations and Warranties. Executive hereby represents and warrants that: (i) Company Work Product will be an original work of Executive or all applicable third parties will have executed assignments of rights reasonably acceptable to the Company; (ii) neither the Company Work Product nor any element thereof will infringe the intellectual property rights of any third party; (iii) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (iv) Executive will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to any third party; (v) Executive has full right and power to enter into and perform Executive’s obligations under this Agreement without the consent of any third party; (vi) Executive will use best efforts to prevent injury to any person (including employees of the Company) or damage to property (including the Company’s property) during the Term; and (vii) should the Company permit Executive to use any of the Company’s or its Affiliates’ equipment, tools, or facilities during the Term, such permission shall be gratuitous and Executive shall be responsible for any injury to any person (including death) or damage to property (including the Company’s property) arising out of use of such equipment, tools or facilities.

Section 9. Non-Compete and Non-Solicitation

(a)	Existing Business Interests. The Parties acknowledge that the Company and its Affiliates are engaged in the various business as disclosed to the Executive (together with such other activities as may be engaged in from time to time, as evidenced by the books and records of the Company and its Affiliates, the “Existing Business”). As part of this Existing Business, the Company and its Affiliates have developed and continue to develop Confidential Information regarding the operation of such business. In addition, the Company and its Affiliates have developed and continue to develop substantial relationships with existing and prospective clients, accounts, suppliers and others, as well as goodwill associated with these relationships and business. These relationships are a substantial business asset owned by, and proprietary to, the Company and its Affiliates and are integral to the Company’s Existing Business and continued operation.

(b)	Developing Business Interests. The Company and its Affiliates are also engaged in expanding its business by developing new business concepts and services (the “Developing Business”). As part of this Developing Business, the Company and its Affiliates have developed and continue to develop Confidential Information related thereto, valuable relationships with prospective and existing clients, accounts, suppliers and others, and continues to create goodwill associated with these relationships and business. The Developing Business is a substantial business asset owned by, and proprietary to, the Company or its Affiliate, as applicable.

(c)	Other Legitimate Business Interests. In addition to the Existing Business and the Developing Business, the Company and its Affiliates have other legitimate business interests which are necessary to protect through the provisions of this Section 9, which Executive acknowledges include, but are not limited to the following (collectively the “Other Legitimate Business Interests”):

(i)	The Company and its Affiliates have expended considerable resources in developing relationships with their suppliers, clients and customers;

(ii)	The Company and their Affiliates have expended considerable resources to recruit and hire vendors and/or employees who could perform services for the Company and its Affiliates;

(iii)	Executive may, through the contractual relationship set forth herein, develop a substantial relationship with the Company’s and its Affiliates’ existing or potential clients, including but not limited to being the sole or primary contact between the Company and its Affiliates and their clients and principals; and

(iv)	The relationship between the Company and its Affiliates and their clients and principals will depend on the quality and quantity of the services Executive performs for the Company.

(d)	Acknowledgement of the Company’s Right to Protection of Business Interests. Executive acknowledges and agrees that the Company and its Affiliates desire, are entitled to, and deserve, protection of their legitimate business interests associated with the Existing Business, the Developing Business and the Other Legitimate Business Interests. Accordingly, Executive agrees to the restrictions set forth in this Section 9 as reasonable under the circumstances.

(e)	Non-Compete Restriction.

(i)	Subject to applicable law, Executive agrees that, for the Term and for a period of two (2) years thereafter, Executive shall not, directly or indirectly: (i) provide services, similar to those Executive supplied to the Company during the Term, to a business that provides, in whole or in part, the same or similar services and/or products offered by the Company or any of its Affiliates as part of their Existing Business or Developing Businesses which directly or indirectly competes with the Company or its Affiliates; or (ii) solicit or accept, or induce any person to reduce goods or services to the Company or any of its Affiliates, or in any manner assist others in the solicitation, acceptance, or inducement of, any business transactions with the Company’s or any of its Affiliates’ existing and prospective clients, accounts, suppliers and/or other persons or entities with whom the Company or its Affiliates have had business relationships (or whom the Company or any of its Affiliates had specifically identified for a prospective business relationship). As used herein, Executive shall be considered “directly engaged” in such business if Executive acts as a shareholder, officer, owner, consultant, associate, employee or agent of any business offering and/or providing any of the restricted services and/or products identified above; and shall be considered “indirectly engaged” if any immediate relative of such persons (spouse, children, parents or siblings), or other person with whom such persons have a significant personal relationship, is engaged in such business.

(ii)	Executive agrees that the geographic scope of the above restrictions shall extend to: (i) the geographic area(s) within a fifty (50)-mile radius of any and all Company location(s) in, to, or for which Executive worked, or to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment, and at any time during the two (2)-year period prior to such termination; (ii) the United States; (iii) South Korean; and (iv) all of the specific customer accounts, whether within or outside of the geographic areas described in clause (i), (ii) or (iii) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2)-year period prior to such termination.

(f)	Non-Solicitation. In recognition and consideration of the Company’s Existing Business, Developing Business and Other Legitimate Business Interests, subject to applicable law, Executive agrees that, for the Term and for a period of two (2) years thereafter, Executive shall not, directly or indirectly solicit or discuss with any employee of the Company or any of its Affiliates the employment of such Company or Affiliate employee by any other commercial enterprise other than the Company and its Affiliates, nor recruit, attempt to recruit, hire or attempt to hire any such Company employee on behalf of any commercial enterprise other than the Company or any of its Affiliates.

(g)	Remedies for Breach of Restrictions.

(i)	Executive admits and agrees that Executive’s breach of the provisions of this Section 9 would result in irreparable harm to the Company. Accordingly, in the event of Executive’s breach or threatened breach of such restrictions, Executive agrees that the Company shall be entitled to an injunction restraining such breach or threatened breach without the necessity of posting a bond or other security. Further, in the event of Executive’s breach, the duration of the restrictions contained in this Section 9 shall be extended for the entire time that the breach existed so that the Company is provided with the full time period provided herein.

(ii)	In addition to injunctive relief, the Company shall be entitled to any other remedy available in law or equity by reason of Executive’s breach or threatened breach of the restrictions contained in this Section 9.

(iii)	If the Company retains an attorney to enforce the provisions of this Section 9, the Company shall be entitled to recover its reasonable attorneys’ fees and costs so incurred from Executive, both prior to filing a lawsuit, during the lawsuit and on appeal.

(h)	Reformation. Executive has carefully read and considered the provisions of this Section 9 and, having done so, agrees that the restrictions set forth in such Section 9 are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company. In the event that a court of competent jurisdiction shall determine that any of the foregoing restrictions are unenforceable, the Parties hereto agree that it is their desire that such court substitute an enforceable restriction in place of any restriction deemed unenforceable, and that the substitute restriction be deemed incorporated herein and enforceable against Executive. It is the intent of the Parties hereto that the court, in so determining any such enforceable substitute restriction, recognize that it is their intent that the foregoing restrictions be imposed and maintained to the greatest extent possible.

(i)	Communication of Contents of Agreement. While employed by the Company and for two (2) years thereafter, Executive will communicate the contents of Section 7, Section 8 and Section 9 to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.

Section 10. General Representations and Warranties of Executive. Executive represents and warrants to the Company as follows:

(a)	This Agreement has been duly and validly authorized by Executive.

(b)	This Agreement has been duly executed and delivered on behalf of Executive, and this Agreement constitutes a valid and binding agreement of Executive enforceable in accordance with its terms, subject to the application of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

(c)	Executive is an individual resident of the state set forth in the notices provision for Executive herein.

Section 11. Effect of Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

Section 12. Assignment. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Notwithstanding the foregoing, the Company may transfer, assign or delegate to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company any of the Company’s rights, obligations or duties hereunder. As used in this Agreement, “Company” shall mean the Company as herein defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

Section 13. Section 409A of the Code.

(a)	The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)	Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the Date of Termination shall, to the extent necessary to comply with Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation, subject to Section 409A.

(c)	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

Section 14. Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

Section 15. Compensation Recoupment Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that the terms and conditions set forth in the Company’s compensation recoupment policy as in effect from time to time, including specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”) are incorporated into this Agreement by reference. To the extent the Compensation Recovery Policy is applicable to Executive, it creates additional rights for the Company with respect to certain compensation, including, without limitation, incentive-based compensation. Notwithstanding any provisions to the contrary, certain compensation will be subject to potential mandatory cancellation, forfeiture and/or repayment by Executive to the Company to the extent Executive is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Compensation Recovery Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. Executive consents to be bound by the terms of the Compensation Recovery Policy, if applicable, and agrees and acknowledges that Executive is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup an award, any gains or earnings related to an award, or any other applicable compensation or amounts, including, without limitation, annual cash incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Executive of any such amounts, including from Executive’s accounts or from any other compensation, to the extent permissible under Section 409A.

Section 16. No Third-Party Rights. Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the Parties hereto.

Section 17. Entire Agreement; Amendments. This Agreement sets forth the entire agreement of the Parties hereto and shall supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company. Notwithstanding the foregoing, this Agreement does not supersede or in any way limit or otherwise affect restrictive covenants, or the other provisions, terms and conditions, in any other types of agreements between the Company and Executive to which Executive may be bound, such as shareholder agreements, sale of interest agreements, option agreements or other agreements related to any equity awards of the Company or any of its Affiliates granted to the Executive, which shall be enforceable in accordance with their terms. This Agreement may be changed only by a written document signed by the Executive and the Company.

Section 18. Survival. The provisions of Section 3, Section 4, Section 5, Section 6, Section 7, Section 8, Section 9 and Section 13 through Section 30, inclusive, shall survive any termination or expiration of this Agreement, and provided that any expiration or termination of this Agreement shall not excuse a Party from compliance with, or fulfillment of, any obligations or conditions which arose prior to such expiration or termination.

Section 19. Severability. If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

Section 20. Governing Law and Waiver of Jury Trial.

(a)	This Agreement shall be interpreted, construed, governed and enforced under and solely in accordance with the internal, substantive and procedural laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

(b)	Subject to Section 22 (WHICH FOR THE AVOIDANCE OF DOUBT, SHALL TAKE PRECEDENCE OVER THIS Section 20), each Party agrees that all legal proceedings concerning this Agreement shall be commenced in the state and federal courts sitting in PALM BEACH COUNTY, FLORIDA (the “Selected Courts”), for the purposes of enforcing any arbitral award pursuantr to Section 20, for purposes of enforcement of Section 23 and for resolving any legal proceedings concerning this Agreement which for any reason are not able to be submitted to arbitration as set forth in Section 20. subject to the foregoing, Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the Selected Courts and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Selected Courts, or such Selected Courts are improper or inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.

(c)	TO THE EXTENT PERMITTED BY APPLICABLE LAW, PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 20(c). Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 21. Attorneys’ Fees. Subject to the provisions of Section 22, if any Party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing Party in such action or proceeding shall be reimbursed by the other Party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

Section 22. Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or the Executive’s employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in Palm Beach County, Florida pursuant to then-prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted by one arbitrator jointly selected by the Parties. In the event that the Parties are unable to agree on the identity of the arbitrator within ten days of the commencement of efforts to do so, each Party shall select one arbitrator and the two arbitrators so selected shall select the sole arbitrator who shall hear and resolve controversy, claim or dispute. The arbitrator shall be bound to follow the applicable Agreement provisions in adjudicating the dispute. It is agreed by both Parties that the arbitrator’s decision is final, and that no Party may take any action, judicial or administrative, to overturn such decision. The judgment rendered by the arbitrator may be entered in the Selected Courts. Subject to the provisions of Section 21, each Party will pay its own expenses of arbitration and the expenses of the arbitrator will be equally shared provided that, if in the opinion of the arbitrator any claim, defense, or argument raised in the arbitration was unreasonable, the arbitrator may assess all or part of the expenses of the other Party (including reasonable attorneys’ fees) and of the arbitrator as the arbitrator deems appropriate. The arbitrator may not award either Party punitive or consequential damages. Notwithstanding the foregoing, either Party may file suit in a Court having appropriate jurisdiction for any claim seeking equitable or injunctive relief, including claims related to enforcement of Section 7, Section 8 and Section 9.

Section 23. General Remedies. Each Party acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the other Party, and thus each Party acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by such Party of the provisions of this Agreement, that the other Party shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

Section 24. Indemnification. The Company or an Affiliate thereof shall indemnify Executive to the maximum extent permitted under applicable law for acts taken within the scope of Executive’s employment and Executive’s service as an officer or director of the Company or any of its subsidiaries or Affiliates. To the extent that the Company or an Affiliate thereof obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company. Any indemnification agreement entered into between the Company and the Executive shall continue in full force and effect in accordance with its terms following the termination of this Agreement.

Section 25. Expenses. Other than as specifically set forth herein, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with this Agreement and the transactions contemplated herein.

Section 26. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party, or by registered or certified mail, return receipt requested, postage prepaid, or by email with return receipt requested and received or nationally recognized overnight courier service, addressed as set forth below or to such other address as either Party shall have furnished to the other in writing in accordance herewith. All notices, requests, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail, and (iii) on receipt of confirmed delivery, if sent by email.

If to the Company:

Welsbach Technology Metals Acquisition Corp.

Attn: Chief Executive Officer and Chief Financial Officer

516 S Dixie Hwy Suite 209

West Palm Beach, FL 33401

Emails: [_______________]

If to Executive, to the address on file with the Company.

Section 27. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 28. Counsel. The Parties acknowledge and agree that legal counsel to the Company and its Affiliates (“Counsel”) has prepared this Agreement at the request of the Company, and that Counsel is not legal counsel to Executive individually. Each of the Parties acknowledges and agrees that they are aware of, and have consented to, the Counsel acting as legal counsel to the Company and its Affiliates and preparing this Agreement, and that Counsel has advised Executive to retain separate counsel to review the terms and conditions of this Agreement and the other documents to be delivered in connection herewith, and Executive has either waived such right freely or has otherwise sought such additional counsel as it has deemed necessary. Each of the Parties acknowledges and agrees that Counsel does not owe any duties to Executive in Executive’s individual capacity in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereby waives any conflict of interest which may apply with respect to Counsel’s actions as set forth herein, and the Parties confirm that the Parties have previously negotiated the material terms of the agreements as set forth herein.

Section 29. Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the Party preparing the contract, is waived by the Parties hereto. Each Party acknowledges that such Party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such Party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.

Section 30. Execution in Counterparts, Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Welsbach Technology Metals Acquisition Corp.

By:
Name:
Title:

Executive: [________________]

By:
Name:	[________________]

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